UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 28, 2013

OLD STONE CORPORATION

(Exact name of registrant as specified in its charter)

RHODE ISLAND

(State or other jurisdiction of incorporation)

0-8016	05-0341273
(Commission file number)	(IRS Employer Identification Number)

One Financial Plaza, 24th Floor, Providence, RI 02903

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 401-921-1591

N/A

(Former name or former address, if changed since last report)

Explanatory Note: This Current Report on Form 8-K/A is filed as an amendment to the Current Report on Form 8-K originally filed May 28, 2013 by Old Stone Corporation (the “Original 8-K”), in order to correct the record and payment dates for the Final Payment described below and the per share distribution amount. All other disclosures in the Original 8-K remain unchanged.

Item 1.03. Bankruptcy or Receivership.

Old Stone Corporation (the “Company”) announces that Allan M. Shine, the court-appointed permanent receiver for the Company, has set a record date of Wednesday, June 5, 2013 (the “Record Date”) for a final liquidating distribution (the “Final Payment”) to the holders of the Company’s outstanding Cumulative Voting Convertible Preferred Stock, Series B (the “Series B Preferred Stock”). The payment date is expected to be June 10, 2013. The Final Payment will be in the aggregate amount of $547,968.78, representing a payment of $8.5026847 per share of Series B Preferred Stock that remains outstanding following the Company’s June 2007 partial redemption of the Series B Preferred Stock.

The Company will close its transfer records effective as of the Record Date, and will no longer recognize or record transfers of its Series B Preferred Stock or its common stock after that date. The Final Payment represents the release of all corporate assets available to shareholders. Following the Final Payment to the holders of the Series B Preferred Stock, the Company will be dissolved and all outstanding shares of common stock and Series B Preferred Stock will be cancelled. No further distributions will be made.

Statements in this Current Report regarding the amount and timing of the Final Payment are forward-looking statements. Such forward-looking statements reflect the Company’s current expectations with respect to future events, are based on its current assumptions and information currently available to it, and are not promises or guarantees. The Company assumes no obligation to update the forward-looking statements included in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD STONE CORPORATION
Registrant

By:	/s/ Allan M. Shine
Allan M. Shine, as and only as Receiver of Old Stone Corporation and not individually

Dated: May 29, 2013